Exhibit 10.12

OFFICE LEASE

between

OTR, an OHIO GENERAL PARTNERSHIP,

as Nominee of The State Teachers Retirement Board of Ohio,

a statutory organization created by the laws of Ohio

(Landlord)

and

DAILY JOURNAL CORPORATION,

a SOUTH CAROLINA CORPORATION

(Tenant)

for Premises

44 Montgomery Street, Suite 250

San Francisco, California

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”), dated December 15, 2003, is made and entered into by and between OTR, an OHIO GENERAL PARTNERSHIP, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio (“Landlord”), and DAILY JOURNAL CORPORATION, a SOUTH CAROLINA CORPORATION (“Tenant”), upon the following terms and conditions.

ARTICLE I – SUMMARY AND CERTAIN DEFINITIONS

Unless the context otherwise specifies or requires, the following terms shall have the meanings specified herein:

1.1	Building.

The term “Building” shall mean that certain office building located at 44 MONTGOMERY STREET in San Francisco, California, commonly known as 44 Montgomery Street, together with any related land, improvements, common areas, driveways, sidewalks and landscaping.

1.2	Premises.

The term “Premises” shall mean Suite 250 in the Building, as more particularly outlined on the “Floor Plan of Premises” attached hereto as Exhibit “A” and incorporated herein by reference. As used herein, “Premises” shall not include any storage area in the Building or rooftop area on the Building, which areas shall (if applicable) be leased or rented pursuant to separate written agreements.

1.3	Rentable Area of the Premises.

The term “Rentable Area of the Premises” shall mean ten thousand four hundred twenty-one (10,421) square feet, which Landlord and Tenant have stipulated as the Rentable Area of the Premises.

1.4	Lease Year.

The term “Lease Year” shall mean such consecutive twelve (12) month period following the Commencement Date.

1.5	Lease Term.

The term of this Lease (the “Lease Term”) shall be for a period of five (5) consecutive Lease Years plus two (2) consecutive calendar months following the Commencement Date, unless sooner terminated as otherwise provided in this Lease.

1.6	Commencement Date.

Subject to adjustment as provided in Section 3.1, the term “Commencement Date” shall mean February 1, 2004.

1.7	Expiration Date.

Subject to adjustment as provided in Section 3.1, the term “Expiration Date” shall mean March 31, 2009.

1.8	Base Rent.

Subject to adjustment as provided in Article IV, the term “Base Rent” shall mean the following amounts for the following period:

PERIOD	MONTHLY BASE RENT	ANNUAL RATE/RSF	ANNUAL BASE RENT
02/01/04 – 03/15/04	$0	N/A	N/A
03/16/04 – 03/31/04	$9,553*	N/A	N/A
04/01/04 – 03/31/09	$19,105	$22	$229,260
*	prorated for partial month

1.9	Tenant’s Percentage Share.

The Building consists of six hundred twenty-two thousand two hundred nineteen (622,219) rentable square feet. The Premises consists of ten thousand four hundred twenty-one (10,421) square feet,

which represents one and sixty-eight hundredths of one percent (1.68%) of the Building’s total rentable area. Therefore, the term “Tenant’s Percentage Share” shall mean one and sixty-eight hundredths of one percent (1.68%) with respect to increases in Property Taxes and Operating Expenses (as such terms are hereinafter defined).

1.10	Prepaid Rent.

The term “Prepaid Rent” shall mean nine thousand five hundred fifty-three dollars ($9,553) delivered by Tenant to Landlord upon execution of this Lease in agreement of the terms set forth herein.

1.11	Security Deposit.

The term “Security Deposit” shall mean eighteen thousand five hundred dollars ($18,500) delivered by Tenant to Landlord to secure Tenant’s performance of its obligations hereunder.

1.12	Tenant’s Permitted Use.

The term “Tenant’s Permitted Use” shall mean general and administrative office use, and no other use.

1.13	Business Hours.

The term “Business Hours” shall mean the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday, and 9:00 a.m. to 1:00 p.m. Saturdays (federal and state holidays excepted). “Holidays” are defined to be the following days: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and to the extent of utilities or services provided by union members engaged at the Building, such other holidays observed by such unions.

1.14	Landlord’s Address for Notices.

The term “Landlord’s Address for Notices” shall mean: OTR:44 Montgomery, Attn: Property Manager, 44 Montgomery Street, Suite 1710, San Francisco, California 94104-4704, with a copy (but which copy shall not constitute notice) to OTR, Attn: Director of Real Estate, 275 Broad Street, Columbus, Ohio 43215-3771.

1.15	Tenant’s Address for Notices.

The term “Tenant’s Address for Notices” shall mean: 1145 Market Stret, 8th Floor, San Francisco, CA 94103-1545, before occupancy. Upon occupancy, “Tenant’s Address for Notices” shall mean: 44 Montgomery Street, Suite 250, San Francisco, CA 94104-4630.

1.16	Landlord’s Address for Payment.

The term “Landlord’s Address for Payment” shall mean: 44 Montgomery, P.O. Box 633176, Cincinnati, OH 45263-3176.

1.17	Brokers.

The term “Brokers” shall mean SEAGATE PROPERTIES, INC. and CB RICHARD ELLIS.

ARTICLE II – PREMISES

2.1	Lease of Premises.

Commencing on the Commencement Date, Landlord agrees to and shall lease the Premises to Tenant, and Tenant agrees to and shall lease and hire the Premises from Landlord, upon all of the terms, covenants and conditions contained in this Lease.

2.2	Acceptance of Premises.

Unless otherwise specifically set forth in this Lease, Tenant acknowledges that Landlord has not made any representation or warranty with respect to the condition of the Premises or the Building or with respect to the suitability or fitness of either for the conduct of Tenant’s Permitted Use or for any other purpose. Prior to Tenant’s taking possession of the Premises, Landlord or its designee and Tenant will walk the Premises for the purpose of reviewing the condition of the Premises. If at such review Landlord and Tenant reasonably determine that the condition of the Premises corresponds with the conditions agreed to in this Lease and the Work Letter Agreement (attached hereto as Exhibit B), then within ten (10) business days after such review, Landlord and Tenant shall execute and deliver to each other duplicate original counterparts of the Acceptance Letter (attached hereto as Exhibit E). Except as is expressly set forth in this Lease or Work Letter Agreement, or as may be expressly set forth in the Acceptance Letter, Tenant agrees to accept the Premises in its “as is” physical condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs, or improvements (or to provide any allowance for same).

ARTICLE III – TERM

3.1	Term.

Except as otherwise provided in this Lease, the Lease Term shall be for the period described in Section 1.5 of this Lease, commencing on the Commencement Date described in Section 1.6 of this Lease and ending on the Expiration Date described in Section 1.7 of this Lease; provided, however, that, for any reason, Landlord is unable to deliver possession of the Premises on the date described in Section 1.6 of this Lease, Landlord shall not be liable for any damage caused thereby, but if Landlord is unable to deliver possession within ninety (90) days of the Commencement Date, Tenant may, at its option, declare this Lease to be void, and Tenant and Landlord will be released from their rights and responsibilities hereunder. If Landlord delivers possession within ninety (90) days of the Commencement Date, or if Tenant elects to honor the Lease despite Landlord’s failure to make timely delivery of the Premises, then the Lease Term shall commence upon, and the Commencement Date shall be the date that possession of the Premises is so tendered to Tenant (except for unreasonable Tenant-caused delays which shall not be deemed to delay commencement of the Lease Term), and, unless Landlord elects otherwise, the Expiration Date described in Section 1.7 of this Lease shall be extended by an equal number of days, but in no event shall the Expiration Date be earlier than the last day of the calendar month. Notwithstanding the above, if Landlord fails to deliver the Premises within seven (7) days of the date described in Section 1.6 of this Lease, Landlord will compensate Tenant in the form of an additional Base Rent credit in an amount equal to the amount that Tenant must pay its current Landlord in addition to its regular rent as provided by the “holding over” provision of Tenant’s present Lease. This amount is acknowledged by Landlord and Tenant to be fifty percent (50%) of Tenant’s present monthly minimum lease payment of twenty-seven thousand three hundred twenty and 42/100 dollars ($27,320.42).

3.2	Option to Extend Term.

Tenant shall have an option (the “Renewal Option”) to renew the Lease Term with respect to all (but not less than all) of the Premises demised under or pursuant to this Lease as of the Expiration Date for one additional term (the “Renewal Term”) of five (5) years, commencing on the day immediately following the Expiration Date, under the following terms and conditions:

(i) No material breach or default under the Lease by Tenant has occurred, either on the date Tenant exercises the Renewal Option or at any time through and including the proposed commencement date of the Renewal Term;

(ii) The Renewal Option is personal to Tenant and Tenant shall not have assigned the Lease or sublet the Premises;

(iii) Tenant gives Landlord written notice (the “Renewal Notice”), of its election to exercise the Renewal Option no earlier than nine (9) months prior to the Expiration Date and no later than six (6) months prior to the Expiration Date;

(iv) If Tenant exercises the Renewal Option exactly in the manner provided herein:

(a) the Base Rent payable for the Renewal Term shall be ninety-five percent (95%) of the “Fair Market Value” (the “Fair Market Value”), of the Premises, but in no event shall the Base Rent for the Renewal Term be less than the Base Rent payable under the Lease on the Expiration Date. Landlord shall give Tenant written notice setting forth the Fair Market Value, which notice shall be given prior to the commencement date of the Renewal Term. If the parties are unable to agree on the Fair Market Value within sixty (60) days after Landlord’s receipt of the Notice to Renew, either party may request that the Fair Market Value be determined pursuant to the ADR Process described in Section 18.30 of the Lease. Such determination shall be final and binding on the parties. If the Fair Market Value is not determined until after the commencement date of the Renewal Term, Tenant shall pay, during the Renewal Term, until the Fair Market Value is determined, Base Rent in the amount of one-hundred percent (100%) of the amount of the Base Rent in effect on the Expiration Date, including, but not limited to any adjustments for Property Taxes and Operating Expenses.

(b) Tenant shall have no further options to renew the Lease Term beyond the expiration date of the Renewal Term.

(c) Landlord shall not be obligated to perform any leasehold improvement work in the Premises or give Tenant an allowance or other economic concession for any such work or for any other purposes;

(d) Except as otherwise provided herein, all of the terms and provisions of this Lease shall remain the same and in full force and effect during the Renewal Term.

(v) If Tenant exercises the Renewal Option, Landlord and Tenant shall execute and deliver an amendment to the Lease reflecting the lease of the Premises by Landlord to Tenant for the Renewal Term on the terms provided herein.

3.3	Option to Terminate.

Tenant shall have an option to terminate the Lease (the “Termination Option”) on the first (1st) day of the thirty-seventh (37th) calendar month of the Lease Term (the “Termination Date”), under the following terms and conditions:

(i) The Termination Option is personal to Tenant and may not be transferred or assigned unless it is transferred or assigned to an affiliate (which transfer or assignment has been approved by Landlord);

(ii) Tenant delivers to Landlord irrevocable written notice of its exercise of the Termination Option no later than six (6) months prior to the Termination Date;

(iii) On or prior to the Termination Date, Tenant shall pay a fee (the “Termination Fee”) in the amount of the sum of the unamortized tenant improvement costs paid by Landlord, plus the unamortized real estate brokerage commissions paid by Landlord, plus two (2) months’ rent at the then-current rate;

(iv) On or prior to the Termination date, Tenant surrenders the Premises and all improvements, alterations, and additions to Landlord in the condition required under the Lease; and,

(v) Notwithstanding anything contained in the Lease to the contrary: (a) Tenant shall pay to Landlord rent and other charges which accrue under the Lease until the Termination Date, said rent and charges shall be payable at the same time and place as they would have been payable under the Lease; (b) rent and charges for any partial month shall be prorated, and Tenant shall remain liable following the termination of the Lease to pay the full amount of all adjustment to rental and charges payable on an estimated basis or otherwise subject to adjustments, including, without limitation, payment of taxes and other operating expenses payable under this Lease through the Termination Date; and (c) the termination of this Lease shall not terminate Tenant’s obligations under this Lease which expressly survive the termination of this Lease, including, without limitation, any of Tenant’s indemnification obligations under this Lease.

ARTICLE IV – RENTAL

3.4	Definitions.

Unless the context otherwise specifies or requires, the following terms shall have the meanings specified herein:

4.1.1	Base Year.

The term “Base Year” shall mean calendar year 2004.

4.1.2	Property Taxes.

The term “Property Taxes” shall mean the aggregate amount of all real estate taxes, assessments (whether they be general or special), sewer rents and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord’s gross income or profits, unless the same shall be imposed in lieu of real estate taxes or other ad valorem taxes), which Landlord shall pay or become obligated to pay in connection with the Building, or any part thereof. Property Taxes shall also include all reasonable fees and costs, including attorney’s fees, appraisals and consultants’ fees, incurred by Landlord in seeking to obtain a reassessment, reduction of, or a limit on the increase in, any Property Taxes. Property Taxes for any calendar year shall be Property Taxes which are due for payment or paid in such year, rather than Property Taxes which are assessed or become a lien during such year. Property

Taxes shall include any tax, assessment, levy, imposition or charge imposed upon Landlord and measured by or based in whole or in part upon the Building or the rents or other income from the Building, to the extent that such items would be payable if the Building was the only property of Landlord subject to same and the income received by Landlord from the Building was the only income of Landlord. Property Taxes shall also include any personal property taxes imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances of Landlord used in connection with the Building.

4.1.3	Operating Expenses.

The term “Operating Expenses” shall mean all reasonable costs, fees, disbursements and expenses paid or incurred by or on behalf of Landlord directly connected to the operation, ownership, maintenance, insurance, management, replacement and repair of the Building (excluding Property Taxes) including without limitation:

(i) Premiums for property, casualty, liability, earthquake, rental interruption or other types of insurance carried by Landlord to the extent carried by other institutional owners and operators of first class office buildings.

(ii) Salaries, wages, and other amounts paid or payable for personnel including the Building manager, superintendent, operation and maintenance staff, and other employees of Landlord involved in the maintenance and operation of the Building, including contributions and premiums towards fringe benefits, unemployment, disability and worker’s compensation insurance, pension plan contributions and similar premiums and contributions and the total charges of any independent contractors or property managers engaged in the operation, repair, care, maintenance and cleaning of any portion of the Building.

(iii) Cleaning expenses, including without limitation janitorial services, window cleaning, and garbage and refuse plants.

(iv) Landscape expenses, including without limitation irrigation, trimming, mowing, fertilizing, seeding, and replacing plants.

(v) Heating, ventilating, air conditioning and steam/utilities expenses, including fuel, gas, electricity, water, sewer, telephone, and other services.

(vi) Maintaining operating, repairing and replacing components of equipment or machinery, including without limitation heating, refrigeration, ventilation, electrical, plumbing, mechanical, elevator, escalator, sprinklers, fire/life safety, security and energy management system, including service contractors, maintenance contracts, supplies and parts.

(vii) Other items of repair or maintenance of elements of the Building.

(viii) The costs of policing, security and supervision of the Building.

(ix) Fair market rental and other costs with respect to the management office for the Building, as long as such costs do not exceed the costs for similar class A buildings in the San Francisco Central Business District.

(x) The cost of the rental of any machinery or equipment (which would be considered, under GAAP standards, a capital expense if purchased), or the cost of supplies used in the maintenance and operation of the Building, and the costs of policing, security and supervision of the Building.

(xi) Audit fees and the cost of accounting services incurred in the preparation of statements referred to in this Lease and financial statements, and in the computation of the rents and charges payable by tenants of the Building.

(xii) Capital expenditures (a) made primarily to reduce Operating Expenses or to comply with any laws or other governmental requirements applicable to the Building, or (b) for replacements (as opposed to additions or new improvements) of items located in the common areas of the Building, required to keep such areas in good condition; provided all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over the shorter of (x) their useful lives, (y) the period during which the reasonably estimated savings in Operating Expenses equals the expenditures, or (z) five (5) years.

(xiii) Legal fees and expenses.

(xiv) A reasonable fee for the administration and management of the Building as reasonably determined by Landlord from time to time, provided that such fee does not exceed the fee charged for administration and management for similar class A buildings in the San Francisco Central Business District.

4.1.4	Exclusions from Operating Expenses.

Operating Expenses shall not include costs of alteration of the Premises of tenants of the Building, capital improvements (if so considered under GAAP), payments under any ground lease or master lease, casualty losses, rentals for items which, if purchased rather than rented, would constitute a capital improvement, depreciation charges, interest and principal payments on mortgages, real estate brokerage and leasing commissions, expenses incurred in enforcing obligations of other tenants of the Building, costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease in the Building, salaries and other compensation of executive officers of the managing agent of the Building senior to the Building manager, Landlord’s general administrative costs and corporate overhead not directly attributable to the Operating Expenses of the Building, costs incurred in connection with upgrading the Building to comply with Applicable Law as later defined in Section 6.2.1 of this Lease, tax penalties, costs arising from the negligence of Landlord or its agents, costs arising from Landlord’s charitable or political contributions, costs of any special service provided to any one tenant of the Building but not to tenants of the Building generally, and costs of marketing or advertising the Building.

4.1.5	Adjustment.

If the Building does not have ninety-five percent (95%) occupancy during an entire calendar year, including the Base Year, then the variable cost component of “Property Tax” and “Operating Expenses” shall be equitably adjusted so that the total amount of Property Tax and Operating Expenses equals the total amount which would have been paid or incurred by Landlord had the Building been one hundred percent (100%) occupied for the entire calendar year. In no event shall Landlord be entitled to receive from Tenant and any other tenants in the Building an aggregate amount in excess of actual Operating Expenses as a result of the foregoing provision.

4.2	Base Rent.

4.2.1	Rent Adjustment.

During the Lease Term, Tenant shall pay to Landlord as rental for the Premises the Base Rent described in Section 1.8 above.

4.2.2	Tax and Operating Expense Adjustment.

In addition to the Rent Adjustment, during each calendar year subsequent to the Base Year, the Base Rent shall be increased by (collectively, the “Tax and Operating Expense Adjustment”): (i) Tenant’s Percentage Share of the total dollar increase, if any, in Property Taxes for such year over Property Taxes for the Base Year; and (ii) Tenant’s Percentage Share of the total dollar increase, if any, in Operating Expenses paid or incurred by Landlord during such year over Operating Expenses paid or incurred by Landlord during the Base Year; provided, however, that in any one (1) calendar year, Tenant’s Percentage Share of the total dollar increase in the Tax and Operating Expense Adjustment may not be increased more than ten percent (10%) from the total dollar cost of Tenant’s Percentage Share for the previous calendar year. A decrease in Property Taxes or Operating Expenses below the Base Year amounts shall not decrease the amount of the Base Rent due hereunder or give rise to a credit in favor of Tenant.

If Tenant’s Additional Rent as finally determined for any calendar year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within ten (10) days of Tenant’s receipt of Landlord’s statement. If the total payments made by Tenant on account thereof exceed Tenant’s Additional Rent as finally determined for such year, Tenant’s excess payment shall be credited toward the rent next due from Tenant under this Lease. For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 365-day year by computing Tenant’s Share of the increases in Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Lease Term. Notwithstanding the termination of this Lease, Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within ten (10) days after Tenant’s receipt of Landlord’s final statement for the calendar year in which this Lease terminates, the difference between Tenant’s Additional Rent for that year, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof.

4.2.3	Tax Exempt Tenant.

If for any reason Base Taxes or Taxes for any year during the Lease Term are reduced, refunded or otherwise changed, Tenant’s Additional Rent shall be reduced, refunded or adjusted accordingly. If Taxes are temporarily reduced as a result of space in the Building being leased to a tenant that is entitled to an exemption from property taxes or other taxes, then for purposes of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes for the year would have been in the absence of the exemption. The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration of the Term. Notwithstanding anything to the contrary in this Lease, if there is at any time a decrease in Taxes below the amount of the Taxes for the Base Year, then for purposes of calculating Additional Rent for the year in which such decrease occurs and all subsequent periods, Base Taxes shall be reduced to equal the Taxes for the year in which the decrease occurs.

4.3	Adjustment Procedure; Estimates.

The Tax and Operating Expense Adjustment shall be determined and paid as follows:

4.3.1	Estimates.

During each calendar year subsequent to the Base Year, Landlord shall give Tenant written notice of its estimate of any increased amounts payable under Section 4.2.2 for that calendar year. On or before the first day of each calendar month during the calendar year, Tenant shall pay to Landlord one-twelfth ( 1/12th) of such estimated amounts; provided, however, that, not more often than quarterly, Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.

4.3.2	Landlord’s Statement.

Within one hundred twenty (120) days after the close of each calendar year or as soon thereafter as is practicable, Landlord shall deliver to Tenant a statement of that year’s Property Taxes and Operating Expenses, and the actual Tax and Operating Expense Adjustment to be made pursuant to Section 4.2.2 for such calendar year, as determined by Landlord (the “Landlord’s Statement”). Such Landlord’s Statement shall be binding upon Tenant, except as specifically provided in Section 4.4 below. If the amount of the actual Tax and Operating Expense Adjustment is more than the estimated payments for such calendar year made by Tenant, Tenant shall pay the deficiency to Landlord within ten (10) days of receipt of Landlord’s Statement. If the amount of the actual Tax and Operating Expense Adjustment is less than the estimated payments for such calendar year made by Tenant, any excess shall be credited against Rent (as hereinafter defined) next payable by Tenant under this Lease or, if the Lease Term has expired, any excess shall be paid to Tenant. No delay in providing the Statement shall act as a waiver of Landlord’s right to increase in payment pursuant to the Tax and Operating Expense Adjustment.

4.3.3	Termination.

If this Lease shall terminate on a day other than the end of a calendar year, the amount of the Tax and Operating Expense Adjustment to be paid that is applicable to the calendar year in which such termination occurs shall be prorated on the basis of the number of days from January 1 of the calendar year to the termination date bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 4.3.2 to be performed after such termination.

4.4	Review of Landlord’s Statement.

Provided that Tenant is not then in default beyond any applicable cure period of its obligations to pay Base Rent, additional rent described in Section 4.2.2 or any other payments required to be made by it under this Lease, and provided further that Tenant strictly complies with the provisions of this Section 4.4, Tenant shall have the right, once each calendar year, to reasonably review supporting data for any portion of a Landlord’s Statement (provided, however, Tenant may not have an audit or review right to all documentation relating to Building operations as this would far exceed the relevant information necessary to properly document a pass-through billing statement, but real estate tax statements, and information on utilities, repairs, maintenance and insurance will be available and provided further that such audit or review shall be of information relating to Landlord’s Statement not more than one (1) year before the Landlord’s Statement in question), in accordance with the following procedure:

4.4.1	Notice.

Tenant shall, within ten (10) business days after any such Landlord’s Statement is delivered, deliver a written notice to Landlord specifying the portions of the Landlord’s Statement that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in the Landlord’s Statement. Except as expressly set forth below, in no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under the Lease (including, without limitation, Tenant’s obligation to make all payments of Base Rent and all payments of Tenant’s Tax and Operating Expense Adjustment) pending the completion of and regardless of the results of any review of records under this Section 4.4. The right of Tenant under this Section 4.4 may only be exercised once for any Landlord’s Statement and must be exercised within one year after the date of the Landlord’s Statement, and if Tenant fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Tenant under this Section 4.4 for a particular Landlord’s Statement shall be deemed waived.

4.4.2	Records.

Tenant acknowledges that Landlord maintains its records for the Building at Landlord’s manager’s corporate offices presently located at the address set forth in Section 1.14 and Tenant agrees that any review of records under this Section 4.4 shall be at the sole expense of Tenant and shall be conducted by an independent firm of certified public accountants of national standing. Tenant acknowledges and agrees that any records reviewed under this Section 4.4 constitute confidential information of Landlord, which shall not be disclosed to anyone other than the accountants performing the review, the principals of Tenant, and its agents, officers, staff, and legal counsel who receive the results of the review. The disclosure of such information to any other person by Tenant, or its agents, officers, staff, and legal counsel, shall constitute a material breach of this Lease.

4.4.3	Landlord’s Review; Reconciliation.

Any errors disclosed by the review shall be promptly corrected by Landlord, provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an independent firm of certified public accountants of national standing. In the event of a disagreement between the two accounting firms, the review that discloses the least amount of deviation from the Landlord’s Statement shall be deemed to be correct. In the event that the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment obligations to pay the estimated Tax and Operating Expense Adjustment. In the event that such results show that Tenant has underpaid its obligations for a preceding period, Tenant shall be liable for Landlord’s actual accounting fees, and the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Tax and Operating Expense Adjustment.

4.5	Payment.

Concurrently with the execution hereof, Tenant shall pay Landlord Base Rent for the first one-half ( 1/2) calendar month of the Lease Term. Thereafter the Base Rent described in Section 1.8, as adjusted in accordance with Section 4.2, shall be payable in advance on the first day of each calendar month. If the Commencement Date is other than the first day of a calendar month, the prepaid Base Rent for such partial month shall be prorated in the proportion that the number of days this Lease is in effect during such partial month bears to the total number of days in the calendar month. All Rent, and all other amounts payable to Landlord by Tenant pursuant to the provisions of this Lease, shall be paid to Landlord, without notice, demand, abatement, deduction or offset, in lawful money of the United States at Landlord’s office in the Building or to such other person or at such other place as Landlord may designate from time to time by written notice given to Tenant. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent due hereunder shall be deemed to be other than a payment on account; nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.

4.6	Late Charge; Interest.

Tenant acknowledges that the late payment of Base Rent or any other amounts payable by Tenant to Landlord hereunder (all of which shall constitute additional rental to the same extent as Base Rent) will cause Landlord to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain. Landlord and Tenant agree that if Landlord does not receive any such payment on or before ten (10) days after the date the payment is due, Tenant shall pay to Landlord, as additional rent, (a) a late charge equal to five percent (5%) of the overdue amount to cover such additional administrative costs; and (b) interest on the delinquent amounts at the lesser of the maximum rate permitted by law (if any) or twelve percent (12%) per annum from the date due to the date paid.

4.7	Additional Rent.

For purposes of this Lease, all amounts payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute additional rental hereunder. Such additional rental, together with the Base Rent, Rent Adjustment, and Tax and Operating Expense Adjustment, shall sometimes be referred to in this Lease as “Rent”.

4.8	Additional Taxes.

Notwithstanding anything in Section 4.1.2 to the contrary, Tenant shall reimburse Landlord upon demand for any and all taxes payable by or imposed upon Landlord upon or with respect to: any fixtures or personal property located in the Premises; any leasehold improvements made in or to the Premises by or for Tenant; the Rent payable hereunder, including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority; the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises (including without limitation any applicable possessory interest taxes); or this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.9	Base Rent Abatement.

If Landlord fails to perform the obligations required of Landlord under the terms of this Lease, and such failure causes the Premises to be completely untenantable and unusable by Tenant because solely of the failure of the HVAC system in the Premises, the electricity in the Premises, the failure of the elevator service to the Premises, or a total failure to provide access to the Premises, Tenant shall give Landlord notice (the “Initial Notice”), specifying such failure to perform by Landlord (the “Landlord Default”). If Landlord has not cured such Landlord Default within ten (10) days after the receipt of the Initial Notice, Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Landlord Default and Tenant’s intention to abate the payment of rent under this Lease. If Landlord does not cure such Landlord Default within ten (10) days of receipt of the Additional Notice (the “Abatement Date”), Tenant may, upon written notice to Landlord, immediately abate Base Rent payable under this Lease for the Premises rendered untenantable, for the period beginning on the Abatement Date and the nonuse of the Premises by Tenant to the earlier of the date Landlord cures such Landlord Default or the date Tenant recommences the use of the Premises. Such right to abate Base Rent shall be Tenant’s sole and exclusive remedy at law or in equity for a Landlord Default. In no event shall Tenant have the right to terminate this Lease as a result of a Landlord Default. Except as provided in this Section 4.9, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE V – SECURITY DEPOSIT

Upon the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit described in Section 1.11 above. The Security Deposit is made by Tenant to secure the faithful performance of all the terms, covenants and conditions of this Lease to be performed by Tenant. If Tenant shall default with respect to any covenant or provision hereof, Landlord may use, apply or retain all or any portion of the Security Deposit to cure such default or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall immediately upon written demand deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount hereinabove stated. Landlord may from time to time require Tenant to increase the amount of the Security Deposit in order for the Security Deposit to bear the same ratio to the then Base Rent as the initial Security Deposit bears to the initial Base Rent. Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within a reasonable period of time (not to exceed thirty (30) days) after the expiration or termination of this Lease and surrender of the Premises by Tenant; provided that Landlord may retain the Security Deposit as security for the payment of any Rent Adjustment for up to thirty (30) days following an expiration or termination pursuant to Section 4.2.1 above and shall, upon the determination of such adjustment, apply the retained Security Deposit against any deficiency due Landlord and return the balance, if any, to Tenant. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit. The Security Deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant.

ARTICLE VI – USE OF PREMISES

6.1	Tenant’s Permitted Use.

Tenant shall use the Premises only for Tenant’s Permitted Use as set forth in Section 1.12 above and shall not use or permit the Premises to be used for any other purpose. Tenant shall, at its sole cost and expense, obtain all governmental licenses and permits required to allow Tenant to conduct Tenant’s Permitted Use. Landlord disclaims any warranty that the Premises are suitable for Tenant’s use and Tenant acknowledges that it has had a full opportunity to make its own determination in this regard.

6.2	Compliance With Laws and Other Requirements.

6.2.1	Applicable Law.

Tenant shall not modify the Premises so that it violates any laws, statues, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force (including, without limitation, the Americans With Disabilities Act and Environmental Requirements), with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, with any direction or occupancy certificate issued pursuant to any law by any public officer or officers, as well as the provisions of all recorded documents affecting the Premises, as they related to or affect the condition, use or occupancy of the Premises, excluding requirements of structural changes not related to or affected by improvements made by or for Tenant or Tenant’s use of the Premises (collectively, the “Applicable Law”). The parties acknowledge and agree that Tenant’s obligation to comply with the Applicable Law as provided herein is a material part of the bargained for consideration for this Lease. Subject to the last sentence of this Section 6.2.1, Tenant’s obligation under this paragraph shall include, without limitation, the responsibility of Tenant to make substantial repairs and alterations to the Premises, regardless of, among other factors, the relationship of the cost of curative action to the rental payable under this Lease, the length of the then remaining term hereof, the relative benefit of the repairs to Tenant, the degree in which the curative action may interfere with Tenant’s use or enjoyment of the Premises, the likelihood that the parties contemplated the particular law involved, and whether the law involved is related to Tenant’s particular use of the Premises. Tenant waives any rights now or hereafter in whole or in part to otherwise seek redress against the Applicable Law to terminate this Lease, to receive any abatement, diminution, reduction or suspension of payment of rent, or to compel Landlord to make any repairs to comply with any such legal requirements, on account of any such occurrence or situation. Notwithstanding the foregoing provisions of this Section 6.2.1, Tenant shall not be required to perform any structural changes to the Premises or other portions of the Building unless such changes relate to or are affected or triggered by (i) Tenant’s Alterations, or (ii) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner). In no event shall Tenant be required to remove any ACM, as defined in Section 18.29 herein, nor will Tenant be required to make Alterations or improvements to the Premises as delivered on the Commencement Date in order to make the Premises comply with the Applicable Law, if such violations of the Applicable Law existed at the Commencement Date, or would have existed at the Commencement Date had the Applicable law been in effect at that time.

6.2.2	No Violation.

Tenant shall not use the Premises, or permit the Premises to be used, in any manner which: (a) violates any Applicable Law; (b) causes or is reasonably likely to cause damage to the Building or the Premises; (c) violates a requirement or condition of any fire and extended insurance policy covering the Building and/or the Premises, or increases the cost of such policy; (d) constitutes or is reasonably likely to constitute a nuisance, annoyance or inconvenience to other tenants or occupants of the Building or its equipment, facilities or systems; (e) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone or other communication signals by antennae or other facilities located in the Building; or (f) violates the Rules and Regulations described in Section 18.2.

6.3	Hazardous Materials.

6.3.1	Prohibition.

No Hazardous Materials (as defined herein), shall be Handled (as also defined herein), upon, about, above or beneath the Premises or any portion of the Building by or on behalf of Tenant, its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, agents, or invitees. Notwithstanding the foregoing, normal quantities of Tenant’s Hazardous Materials customarily used in the conduct of general administrative and executive office activities (e.g., copier fluids, cleaning supplies, batteries, etc.) may be Handled in accordance with applicable Environmental Law (as defined herein) at the Premises without Landlord’s prior written consent.

6.3.2	Remediation.

Notwithstanding the obligation of Tenant to indemnify Landlord pursuant to this Lease, Tenant shall, at its sole cost and expense, promptly take all actions required by any Regulatory Authority (as defined herein), or necessary for Landlord to make full economic use of the Premises or any portion of the Building, which requirements or necessity arises from the Handling of Tenant’s Hazardous Materials upon, about, above or beneath the Premises or any portion of the Building. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises or any portion of the Building, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work. Tenant shall take all actions necessary to restore the Premises or any portion of the Building to the condition existing prior to the introduction of Tenant’s Hazardous Materials, notwithstanding any less stringent standards or remediation allowable under applicable Environmental Laws. Tenant shall nevertheless obtain Landlord’s written approval prior to undertaking any actions required by this Section, which approval shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on the Premises or any portion of the Building.

6.3.3	Additional Documents.

Tenant agrees to execute affidavits, representations, and the like from time to time at Landlord’s request stating Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Premises.

6.3.4	Environmental Laws.

As used herein, “Environmental Laws” means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any Regulatory Authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.

6.3.5	Hazardous Materials.

As used herein, “Hazardous Materials” means: (a) any material or substance: (i) which is defined or becomes defined as a “hazardous substance”, “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) containing asbestos; (v) which is radioactive; or (vi) which is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined, or become defined by environmental laws; or (c) materials which cause a nuisance upon or waste to the Premises or any portion of the Building.

6.3.6	Handle.

As used herein, “Handle,” “handle,” “Handled,” “handled,” “Handling,” or “handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

6.3.7	Regulatory Authority.

As used herein, “Regulatory Authority” shall mean any federal, state or local governmental agency, commission, board or political subdivision.

ARTICLE VII – UTILITIES AND SERVICES

7.1	Building Services.

As long as Tenant is not in monetary default under this Lease, Landlord agrees to furnish or cause to be furnished to the Premises the following utilities and services, subject to the conditions and standards set forth herein:

7.1.1	Elevator Service.

Non-attended automatic elevator service (if the Building has such equipment serving the Premises), in common with Landlord and other tenants and occupants and their agents and invitees.

7.1.2	HVAC.

During Business Hours, such air conditioning, heating and ventilation as, in Landlord’s reasonable judgment, are required for the comfortable use and occupancy of the Premises; provided, however, that if Tenant shall require heating, ventilation or air conditioning in excess of that which Landlord shall be required to provide hereunder, Landlord may provide such additional heating, ventilation or air conditioning at such rates and upon such additional conditions as shall be determined by Landlord from time to time. Notwithstanding the above, Landlord represents that Non-Business Hours HVAC service shall be made available to Tenant upon written request to Landlord. The current rate charged by Landlord for Non-Business Hours HVAC service is one hundred eighty-five dollars ($185) per hour for chilled-air service and eighty-five dollars ($85) per hour for fan-only service, excepting Sunday service, which is one hundred eighty-five dollars ($185) per hour for both chilled-air and fan-only service. Landlord may increase these rates only if, and to the extent higher rates are charged for similarly sized tenant spaces for similar class A buildings in the San Francisco Central Business District

7.1.3	Water.

Water for drinking and if rest rooms are within the Premises, rest room purposes.

7.1.4	Janitorial and Cleaning.

Reasonable janitorial and cleaning services (performed at least every business day), provided that the Premises are used exclusively for office purposes and are kept reasonably in order by Tenant. If the Premises are not used exclusively as offices, Landlord, at Landlord’s sole discretion, may require that the Premises be kept clean and in order by Tenant, at Tenant’s expense, to the satisfaction of Landlord and by persons approved by Landlord; and, in all events, Tenant shall pay to Landlord the cost of removal of Tenant’s refuse and rubbish, to the extent that the same exceeds the refuse and rubbish attendant to normal office usage.

7.1.5	Electricity.

At all reasonable times, electric service which from time to time may fluctuate but in no event shall be less than the product of one kilowatt per square foot multiplied by the rentable square feet of the Premises, and not more than the product of six (6) kilowatts per square foot multiplied by the rentable square feet of the Premises (collectively, said minimum and maximum products shall be referred to as the “wattage allowance”); provided, however, that: (i) without Landlord’s consent, Tenant shall not install, or permit the installation, in the Premises of any computers, word processors, electronic data processing equipment or other type of equipment or machines which will increase Tenant’s use of electric current in excess of the wattage allowance; (ii) if Tenant shall require electric service which may disrupt the provision of electrical service to other tenants or be in excess of the wattage allowance, Landlord may refuse to grant its consent or may condition its consent upon Tenant’s payment of the cost of installing and providing any additional facilities required to furnish such excess power to the Premises and upon the installation in the Premises of electric current meters to measure the amount of electricity consumed, in which latter event Tenant shall pay for the cost of such meter(s) and the cost of installation, and repair thereof, as well as for all excess electric current consumed at the rates charged by the applicable local public utility, plus a reasonable amount to cover the additional expenses incurred by Landlord in keeping account of the electricity so consumed; and (iii) if Tenant’s increased electrical requirements will materially affect the temperature level in the Premises or the Building, Landlord’s consent may be conditioned upon Tenant’s requirement to pay such amounts as will be incurred by Landlord to install and operate any machinery or equipment necessary to restore the temperature level to that otherwise required to be provided by Landlord, including but not limited to the cost of modifications to the air conditioning system. In the event of any utility deregulation whereby California utility customers may choose service providers, Landlord may select such utility service provider which it deems to be appropriate to service the utility needs of tenants of the Building, with or without regard to the rates charged by such utility service provider, so long as Landlord’s selection is commercially reasonable. Landlord shall not, in any way, be liable or responsible to Tenant for any loss or damage or expense which Tenant may incur or sustain if, for any reasons beyond Landlord’s reasonable control, either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants that at all times its use of electric current shall never exceed the capacity of the feeders, risers or electrical installations of the Building. If submetering of electricity in the Building will not be permitted under future laws or regulations, the Rent will then be equitably and periodically adjusted to include an additional payment to Landlord reflecting the cost to Landlord for furnishing electricity to Tenant in the Premises.

7.1.6	Payments.

Any amounts which Tenant is required to pay to Landlord pursuant to this Section 7.1 shall be payable upon demand by Landlord and shall constitute additional rent.

7.2	Interruption of Service.

Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services or utilities described in Section 7.1, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause beyond Landlord’s reasonable control, and, in such event, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant’s obligation to pay Rent, Base Rent and additional rent required under this Lease or constitute or be construed as a constructive or other eviction of Tenant. Further, in the event any governmental authority or public utility promulgates or revises any law, ordinance, rule or regulation, or issues mandatory controls or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such law, ordinance, rule, regulation, mandatory control or voluntary guideline and Tenant’s obligations hereunder shall not be affected by any such action of Landlord. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in this Lease. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

7.3	Utility Deregulation.

7.3.1	Landlord Controls Selection.

Landlord has advised Tenant that presently Pacific Gas & Electric (“Electric Service Provider”) is the utility company selected by Landlord to provide electricity service for 44 Montgomery Street. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternate Service Provider”) or continue to contract for service from the Electric Service Provider.

7.3.2	Tenant Shall Give Landlord Access.

Tenant shall cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider at all reasonable times and, as reasonable necessary, shall allow Landlord, Electric Service Provider, and any Alternate Service Provider reasonable access to 44 Montgomery Street’s electric lines, feeders, risers, wiring and any other machinery within the Premises.

ARTICLE VIII – MAINTENANCE AND REPAIRS

8.1	Landlord’s Obligations.

Except as expressly provided in Sections 8.2 and 8.3 below, Landlord shall maintain the Building in reasonable order and repair throughout the Lease Term; provided, however, that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need for such repairs or maintenance is given to Landlord by Tenant. Except as provided in Article XI, and in Section 4.9, there shall be no abatement of Rent, nor shall there be any liability of Landlord, by reason of any injury or inconvenience to, or interference with, Tenant’s business or operations arising from the making of, or failure to make, any maintenance or repairs in or to any portion of the Building.

8.2	Tenant’s Obligations.

During the Lease Term, Tenant shall, at its sole cost and expense, maintain the Premises in good order and repair (including, without limitation, the carpet, wall covering, doors, plumbing and other fixtures, equipment, alterations and improvements, whether installed by Landlord or Tenant). Further, Tenant shall be responsible for, and upon demand by Landlord shall promptly reimburse Landlord for, any damage to any portion of the Building or the Premises caused by (a) Tenant’s activities in the Building or the Premises; (b) the performance or existence of any alterations, additions or improvements made by Tenant in or to the Premises; (c) the installation, use, operation or movement of Tenant’s property in or about the Building or the Premises; or (d) any act or omission by Tenant or its officers, partners, employees, agents, contractors or invitees.

8.3	Landlord’s Rights.

Landlord and its contractors shall have the right, at all reasonable times and upon prior written, oral or telephonic notice to Tenant at the Premises, other than in the case of any emergency in which case no notice shall be required, to enter upon the Premises to make any repairs to the Premises or the Building reasonably or deemed reasonably necessary by Landlord and to erect such equipment, including scaffolding, as is reasonably necessary to effect such repairs.

ARTICLE IX – ALTERATIONS, ADDITIONS, AND IMPROVEMENTS

9.1	Landlord’s Consent; Conditions.

Tenant shall not make or permit to be made any alterations, additions, or improvements in or to the Premises (collectively, the “Alterations”) without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s reasonable discretion. Landlord may impose as a condition to making any Alterations such requirements as Landlord in its reasonable discretion deems necessary or desirable including without limitation: Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to the Alterations, and upon completion of the Alterations, Tenant’s delivery to Landlord for its permanent files on reproducible set of “as built” drawings showing the Alterations as constructed or installed in the Premises; Landlord’s prior written approval of the time or times when the Alterations are to be performed; Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations; employment of union contractors and subcontractors who shall not cause labor disharmony; Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; Tenant’s delivery to Landlord of such bonds and insurance as Landlord shall reasonably require; Tenant’s payment to Landlord of all costs and expenses incurred by Landlord because of Tenant’s Alterations, including but not limited to costs incurred in reviewing the plans and specifications for, and the progress of, the Alterations; and payment to Landlord a construction supervision in the amount of five percent (5%) of the costs of the Alterations. Tenant is required to provide Landlord written notice of whether the Alterations include the Handling of any Hazardous Materials and whether these materials are of a customary and typical nature for industry practices. Upon completion of the Alterations, Tenant shall provide Landlord with copies of as-built plans. Neither the approval by Landlord of plans and specifications relating to any Alterations nor Landlord’s supervision or monitoring of any Alterations shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use or the proper performance of the Alterations.

9.2	Performance of Alterations Work.

All work relating to the Alterations shall be performed in compliance with the plans and specifications approved by Landlord, all applicable laws, ordinances, rules, regulations and directives of all governmental authorities having jurisdiction over the Premises and the requirements of all carriers of insurance insuring the Premises and the Building, the Board of Underwriters, Fire Rating Bureau, or similar organization. All work shall be performed in a diligent, first class manner and so as not to unreasonably interfere with any other tenants or occupants of the Building. All costs incurred by Landlord relating to the Alterations shall be payable to Landlord by Tenant as additional rent upon demand. No asbestos-containing materials shall be used or incorporated in the Alterations. No lead-containing surfacing material, solder, or other construction materials or fixtures where the presence of lead might create a condition of exposure not in compliance with Environmental Laws shall be incorporated in the Alterations.

9.3	Liens.

Tenant shall pay when due all costs for work performed and materials supplied to the Premises. Tenant shall keep Landlord, the Premises and the Building free from all liens, stop notices and violation notices relating to the Alterations or any other work performed for, materials furnished to or obligations incurred by or for Tenant and Tenant shall protect, indemnify, hold harmless and defend Landlord, the Premises and the Building of and from any and all loss, cost, damage, liability and expense, including attorneys’ fees, arising out of or related to any such liens or notices. Further, Tenant shall give Landlord not less than seven (7) business days prior written notice before commencing any Alterations in or about the Premises to permit Landlord to post appropriate notices of non-responsibility. Tenant shall also secure, prior to commencing any Alterations, at Tenant’s sole expense, a completion and lien indemnity bond satisfactory to Landlord for such work. During the progress of such work, Tenant shall, upon Landlord’s request, furnish Landlord with lien releases covering all work theretofore performed. Tenant shall satisfy or otherwise discharge all liens, stop notices or other claims or encumbrances within ten (10) days after Landlord notifies Tenant in writing that any such lien, stop notice, claim or encumbrance has been filed. If Tenant fails to pay and remove such lien, claim or encumbrance within such ten (10) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the rate set forth in this Lease for amounts owed Landlord by Tenant shall be deemed to be additional rent due and payable by Tenant at once without notice or demand.

9.4	Lease Termination.

Except as provided herein, upon expiration or earlier termination of this Lease Tenant shall surrender the Premises to Landlord in the same condition as existed on the date Tenant first occupied the Premises (whether pursuant to this Lease or an earlier lease), subject to reasonable wear and tear. All Alterations shall become a part of the Premises and shall become the property of Landlord upon the expiration or earlier termination of this Lease, unless Landlord shall, by written notice given to Tenant, require Tenant to remove some or all of Tenant’s Alterations, in which event Tenant shall promptly remove the designated Alterations and shall promptly repair any resulting damage, all at Tenant’s sole expense. All business and trade fixtures, machinery and equipment, furniture, movable partitions and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant; upon the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, remove all such items and repair any damage to the Premises or the Building caused by such removal. If Tenant fails to remove any such items or repair such damage promptly after the expiration or earlier termination of the Lease, Landlord may, but need not, do so with no liability to Tenant, and Tenant shall pay Landlord the cost thereof upon demand. Notwithstanding the foregoing to the contrary, in the event that Landlord gives its consent, pursuant to the provisions of this Article IX, to allow Tenant to make an Alteration in the Premises, Landlord agrees, upon Tenant’s written request, to notify Tenant in writing at the time of the giving of such consent whether Landlord will require Tenant, at Tenant’s cost, to remove such Alteration at the end of the Lease Term.

ARTICLE X – INDEMNIFICATION AND INSURANCE

10.1	Indemnification.

10.1.1	Tenant.

Tenant agrees to protect, indemnify, hold harmless and defend Landlord and any Mortgagee, as defined herein, and each of their respective partners, directors, officers, agents and employees, successors and assigns (except to the extent the losses described below are caused by the gross negligence or intentional misconduct of Landlord, its agents and employees), from and against:

(i) any and all loss, cost, damage, liability or expense as incurred (including but not limited to reasonable attorneys’ fees and legal costs) arising out of or related to any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury, including death or property damage sustained by such person or persons which arises out of, or is in any way attributable to the use or occupancy of the Premises or any portion of the Building by Tenant or the acts or omissions of Tenant or its agents, employees, contractors, clients, invitees or subtenants except to the extent caused by the negligence or intentional misconduct of Landlord or its agents or employees. Such loss or damage shall include, but not be limited to, any injury or damage to, or death of, Landlord’s employees or agents or damage to the Premises or any portion of the Building.

(ii) any and all environmental damages which arise from the Tenant’s Handling of any Hazardous Materials, as defined in Section 6.3. For the purpose of this Lease, “environmental damages” shall mean (a) all claims, judgments, damages, penalties, fines, costs, liabilities, and losses (including without limitation, diminution in the value of the Premises or any portion of the Building, damages for the loss of or restriction on use of rentable or usable space or of any amenity of the Premises or any portion of the Building, and from any adverse impact of Landlord’s marketing of space); (b) all reasonable sums paid for settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees; and (c) all costs incurred by Landlord in connection with investigation or remediation relating to the Tenant’s Handling of Hazardous Materials. To the extent that Landlord is held strictly liable by a court or other governmental agency of competent jurisdiction under any Environmental Laws, Tenant’s obligation to Landlord and the other indemnities under the foregoing indemnification shall likewise be without regard to fault on Tenant’s part with respect to the violation of any Environmental Law which results in liability to the Landlord. Tenant’s obligations and liabilities pursuant to this Section 10.1 shall survive the expiration or earlier termination of this Lease.

10.1.2	Landlord.

Landlord agrees to protect, indemnify, hold harmless and defend Tenant from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, with respect to any claim of damage or injury to persons or property at the Premises, to the extent caused by the gross negligence or intentional misconduct of Landlord or its authorized agents or employees.

10.1.3	No Limitation.

Notwithstanding anything to the contrary contained herein, nothing shall be interpreted or used to (a) in any way affect, limit, reduce or abrogate any insurance coverage provided by any insurers to either Tenant or Landlord, or (b) infer or imply that Tenant is a partner, joint venturer, agent, employee, or otherwise acting by or at the direction of Landlord.

10.2	Property Insurance.

10.2.1	Tenant All-Risk.

At all times during the Lease Term, Tenant shall procure and maintain, at its sole expense, “all-risk” property insurance, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting of pipes, and explosion, in an amount not less than one hundred percent (100%) of the replacement cost covering (a) all Alterations made by or for Tenant in the Premises; and (b) Tenant’s trade fixtures, equipment and other personal property from time to time situated in the Premises. The proceeds of such insurance shall be used for the repair or replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements shall be paid to Landlord and the proceeds applicable to Tenant’s personal property shall be paid to Tenant.

10.2.2	Landlord All-Risk.

Landlord shall, at all times during the Lease Term, procure and maintain “all-risk” property insurance in the amount not less than ninety percent (90%) of the insurable replacement cost covering the Building in which the Premises are located and such other insurance as may be required by a Mortgagee (defined hereafter) or otherwise desired by Landlord.

10.3	Liability Insurance.

10.3.1	Tenant.

At all times during the Lease Term, Tenant shall procure and maintain, at its sole expense, commercial general liability insurance applying to the use and occupancy of the Premises and the business operated by Tenant. Such insurance shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) per occurrence and a general aggregate limit of at least Two Million Dollars ($2,000,000). All such policies shall be written to apply to all bodily injury, property damage, and personal injury losses, and shall be endorsed to include Landlord and its agents, beneficiaries, partners, employees, and any deed of trust holder or mortgagee of Landlord or any ground lessor as additional insureds. Such liability insurance shall be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to the additional insureds.

10.3.2	Alcohol.

Prior to the sale, storage, use or giving away of alcoholic beverages on or from the Premises by Tenant or another person, Tenant, at its own expense, shall obtain a policy or policies of insurance issued by a responsible insurance company and in a form acceptable to Landlord saving harmless and protecting Landlord and the Premises against any and all damages, claims, liens, judgments, expenses and costs, including actual attorneys’ fees, arising under any present or future law, statute, or ordinance of the State of California or other governmental authority having jurisdiction of the Premises, by reason of any storage, sale, use or giving away of alcoholic beverages on or from the Premises. Such policy or policies of insurance shall have a minimum combined single limit of One Million Dollars ($1,000,000) per occurrence and shall apply to bodily injury, fatal or nonfatal; injury to means of support; and injury to property of any person. Such policy or policies of insurance shall name Landlord and its agents, beneficiaries, partners, employees and any mortgagee of Landlord or any ground lessor of Landlord as additional insureds.

10.3.3	Landlord.

Landlord shall, at all times during the Lease Term, procure and maintain commercial general liability insurance for the Building in which the Premises are located. Such insurance shall have minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) per occurrence, and a general aggregate limit of at least Two Million Dollars ($2,000,000).

10.4	Workers’ Compensation Insurance.

At all times during the Lease Term, Tenant shall procure and maintain Workers’ Compensation Insurance in accordance with the laws of the State of California, and Employer’s Liability insurance with a limit not less than One Million Dollars ($1,000,000) Bodily Injury Each Accident; One Million Dollars ($1,000,000) Bodily Injury By Disease—Each Person; and One Million Dollars ($1,000,000) Bodily Injury to Disease—Policy Limit.

10.5	Policy Requirements.

All insurance required to be maintained by Tenant shall be issued by insurance companies authorized to do insurance business in the State of California and, except for Workers’ Compensation Insurance as defined in Section 10.4 above, rated not less than A-VIII in Best’s Insurance Guide. A certificate of insurance (or, at Landlord’s option, copies of the applicable policies) evidencing the insurance required under this Article X shall be delivered to Landlord not less than thirty (30) days prior to the Commencement Date. No such policy shall be subject to cancellation or modification without thirty (30) days prior written notice to Landlord and to any deed of trust holder, mortgagee or ground lessor designated by Landlord to Tenant. Tenant shall furnish Landlord with a replacement certificate with respect to any insurance not less than thirty (30) days prior to the expiration of the current policy.

10.6	Waiver of Subrogation.

Each party hereby waives any right of recovery against the other for injury or loss due to hazards covered by insurance or required to be covered, to the extent of the injury or loss covered thereby. Any policy of insurance to be provided by Tenant or Landlord pursuant to this Article X shall contain a clause denying the applicable insurer any right of subrogation against the other party.

10.7	Failure to Insure.

If Tenant fails to maintain any insurance which Tenant is required to maintain pursuant to this Article X, Tenant shall be liable to Landlord for any loss or cost resulting from such failure to maintain. Tenant may not self-insure against any risks required to be covered by insurance without Landlord’s prior written consent, which consent may be given or withheld in Landlord’s sole and absolute discretion.

ARTICLE XI – DAMAGE OR DESTRUCTION

11.1	Total Destruction.

Except as provided in Section 11.3 below, this Lease shall terminate if the Building is totally destroyed.

11.2	Partial Destruction of Premises.

If the Premises are damaged by any casualty and, in Landlord’s reasonable opinion, the Premises (exclusive of any Alterations made to the Premises by Tenant) can be restored to its pre-existing condition within one hundred eighty (180) days after the date of the damage or destruction, Landlord shall, upon written notice from Tenant to Landlord of such damage, except as provided in Section 11.3, promptly and with due diligence repair any damage to the Premises (exclusive of any Alterations to the Premises made by Tenant, which shall be promptly repaired by Tenant at its sole expense) and, until such repairs are completed, the Rent shall be abated from the date of damage or destruction in the same proportion that the rentable area of the portion of the Premises which is unusable by Tenant in the conduct of its business bears to the total rentable area of the Premises. If such repairs cannot, in Landlord’s opinion, be made within said one hundred eighty (180) day period, then Landlord may, at its option, exercisable by written notice given to Tenant within thirty (30) days after the date of the damage or destruction, elect to make the repairs within a reasonable time after the damage or destruction, in which event this Lease shall remain in full force and effect but the Rent shall be abated as provided in the preceding sentence; if Landlord does not so elect to make the repairs, then either Landlord or Tenant shall have the right, by written notice given to the other within sixty (60) days after the date of the damage or destruction, to terminate this Lease as of the date of the damage or destruction.

11.3	Exceptions to Landlord’s Obligations.

Notwithstanding anything to the contrary contained in this Article XI, Landlord shall have no obligation to repair the Premises if either: (a) the Building in which the Premises are located is so damaged as to require repairs to the Building exceeding twenty percent (20%) of the full insurable value of the Building; or (b) Landlord elects to demolish the Building in which the Premises are located; or (c) the damage or destruction occurs less than one (1) year prior to the Expiration Date, exclusive of option periods. Further, Tenant’s Rent shall not be abated if either (i) the damage or destruction is repaired within five (5) business days after Landlord receives written notice from Tenant of the casualty, or (ii) to the extent that Tenant, or any officers, partners, employees, agents or invitees of Tenant, or any assignee or subtenant of Tenant, is, in whole or in part, responsible for the damage or destruction.

11.4	Waiver.

The provisions contained in this Lease shall supersede any laws (whether statutory, common law or otherwise) now or hereafter in effect relating to damage, destruction, self-help or termination, including California Civil Code Sections 1932 and 1933.

ARTICLE XII – CONDEMNATION

12.1	Taking.

If the entire Premises or so much of the Premises as to render the balance unusable by Tenant shall be taken by condemnation, sale in lieu of condemnation or in any other manner for any public or quasi-public purpose (collectively “Condemnation”), then this Lease shall terminate on the date that title or possession to the Premises is taken by the condemning authority.

12.2	Award.

In the event of any Condemnation, the entire award for such taking shall belong to Landlord. Tenant shall have no claim against Landlord or the award for the value of any unexpired term of this Lease or otherwise. Tenant shall be entitled to independently pursue a separate award in a separate proceeding for Tenant’s relocation costs directly associated with the taking, provided such separate award does not diminish Landlord’s award.

12.3	Temporary Taking.

No temporary taking of the Premises shall terminate this Lease or entitle Tenant to any abatement of the Rent payable to Landlord under this Lease; provided, further, that any award for such temporary taking shall belong to Tenant to the extent that the award applies to any time period during the Lease Term and to Landlord to the extent that the award applies to any time period outside the Lease Term.

ARTICLE XIII – RELOCATION

Intentionally Deleted.

ARTICLE XIV – ASSIGNMENT AND SUBLETTING

14.1	Restriction.

Without the prior written consent of Landlord, Tenant shall not, either voluntarily or by operation of law, assign, encumber, or otherwise transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees (any such assignment, encumbrance, subletting, occupation or transfer is hereinafter referred to as a “Transfer”). For purposes of this Lease the term “Transfer” shall also include (a) if Tenant is a partnership the withdrawal or change, voluntary, involuntary or by operation of law, of a partner, or a transfer of partnership interests, or the dissolution of the partnership, and (b) if Tenant is a closely held corporation (i.e. whose stock is not publicly held and not traded through an exchange or over the counter) or a limited liability company, the dissolution, merger, consolidation, division, liquidation or other reorganization of Tenant, or within a twelve month period: (i) the sale or other transfer of more than an aggregate of 20% of the voting securities of Tenant (other than to immediate family members by reason of gift or death) or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of Tenant’s net assets. A Transfer in violation of the foregoing shall be void and, at Landlord’s option, shall constitute a material breach of this Lease. Notwithstanding anything contained in this Article XIV to the contrary, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises. Notwithstanding anything contained in this Lease to the contrary, Tenant may effectuate a Transfer to any of the following entities without Landlord’s consent; provided, however, that Tenant shall provide Landlord with prior written notice thereof and provided that the tangible net worth of the proposed Transferee is such that such Transferee is capable of performing Tenant’s obligation under this Lease, as reasonably determined by Landlord:

(i) Any entity controlling, controlled by or under common control with Tenant (a “Corporate Affiliate”);

(ii) Any entity with which Tenant has merged or consolidated, or

(iii) Any entity which acquires all or substantially all of the shares of stock or assets of Tenant, and which continues to operate substantially the same business at the Premises as had been maintained by Tenant (each, an “Affiliate Transferee”).

14.2	Notice to Landlord.

If Tenant desires to assign this Lease or any interest herein, or to sublet all or any part of the Premises, then at least fifteen (15) days but not more than one hundred eighty (180) days prior to the effective date of the proposed assignment or subletting, Tenant shall submit to Landlord in connection with Tenant’s request for Landlord’s consent:

14.2.1	Statement.

A statement containing (a) the name and address of the proposed assignee or subtenant; (b) such financial information with respect to the proposed assignee or subtenant as Landlord shall reasonably require; (c) the type of use proposed for the Premises; and (d) all of the principal terms of the proposed assignment or subletting; and

14.2.2	Original Documents.

Four (4) originals of the assignment or sublease on a form approved by Landlord and four (4) originals of the Landlord’s Consent to Sublease or Assignment and Assumption of Lease and Consent.

14.3	Landlord’s Recapture Rights.

At any time within twenty (20) business days after Landlord’s receipt of all (but not less than all) of the information and documents described in Section 14.2 above, Landlord may, at its option by written notice to Tenant, elect to: (a) sublease the Premises or the portion thereof proposed to be sublet by Tenant upon the same terms as those offered to the proposed subtenant; (b) take an assignment of the Lease upon the same terms as those offered to the proposed assignee; or (c) terminate the Lease in its entirety or as to the portion of the Premises proposed to be assigned or sublet, with a proportionate adjustment in the Rent payable hereunder if the Lease is terminated as to less than all of the Premises. If Landlord does not exercise any of the options described in the preceding sentence, then, during the above-described twenty (20) business day period, Landlord shall either consent or deny its consent to the proposed assignment or subletting.

14.4	Landlord’s Consent; Standards.

Landlord’s consent to a proposed assignment or subletting shall not be unreasonably withheld; but, in addition to any other grounds for denial, Landlord’s consent shall be deemed reasonably withheld if, in Landlord’s good faith judgment: (a) the proposed assignee or subtenant does not have in Landlord’s reasonable judgment the financial strength to perform its obligations under this Lease or any proposed sublease; (b) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by other tenants in the Building; (c) the proposed assignee or subtenant intends to use any part of the Premises for a purpose not permitted under this Lease; (d) either the proposed assignee or subtenant, or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant occupies space in the Building, or is negotiating with Landlord to lease space in the Building; (e) the proposed assignee or subtenant is disreputable; or (f) the use of the Premises or the Building by the proposed assignee or subtenant would, in Landlord’s reasonable judgment, impact the Building in a negative manner, including but not limited to significantly increasing the pedestrian traffic in and out of the Building or requiring any alterations to the Building to comply with applicable laws; (g) the subject space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes; (h) the transferee is a government (or agency or instrumentality thereof), or (i) Tenant has failed to cure a default at the time Tenant requests consent to the proposed Transfer. Tenant shall not be entitled to and Tenant hereby waives any right it may have to make any claim for, money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval to a proposed assignment or subletting or as provided for in this Section 14.4. Tenant’s sole remedy shall be an action or proceeding to enforce any provision hereof, or for specific performance, injunction or declaratory judgment. Tenant acknowledges that Tenant’s rights under this Section 14.4 satisfy the conditions set forth in Section 1951.4 of the California Civil Code with respect to the availability to Landlord of certain remedies for a default by Tenant under this Lease, and which provides, in part: “The lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).”

14.5	Additional Rent.

If Landlord consents to any such assignment or subletting, the amount by which all sums or other economic consideration payable to Tenant in connection with such assignment or subletting, whether denominated as rental or otherwise, exceeds, in the aggregate, the total sum which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to less than all of the Premises under a sublease) shall be paid to Landlord promptly after receipt as additional Rent under the Lease without affecting or reducing any other obligation of Tenant hereunder.

14.6	Landlord’s Costs.

If Tenant shall Transfer this Lease or all or any part of the Premises or shall request the consent of Landlord to any Transfer, Tenant shall pay to Landlord as additional rent Landlord’s reasonable costs related thereto, including, without limitation, a minimum fee to Landlord of Five Hundred Dollars ($500.00) and Landlord’s actual attorney’s fees and costs.

14.7	Continuing Liability of Tenant.

Notwithstanding any Transfer, Tenant shall remain as fully and primarily liable for the payment of Rent and for the performance of all other obligations of Tenant contained in this Lease to the same extent as if the Transfer had not occurred; provided, however, that any act or omission of any transferee, other than Landlord, that violates the terms of this Lease shall be deemed a violation of this Lease by Tenant.

14.8	Non-Waiver.

The consent by Landlord to any Transfer shall not relieve Tenant, or any person claiming through or by Tenant, terms, of the obligation to obtain the consent of Landlord, pursuant to this Article XIV, to any further Transfer. In the event of an assignment or subletting, Landlord may collect rent from the assignee or the subtenant without waiving any rights hereunder and collection of the rent from a person other than Tenant shall not be a waiver of any of Landlord’s rights under this Article XIV, an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease. If Tenant shall default under this Lease and fail to cure within the time permitted, Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.

ARTICLE XV – DEFAULT AND REMEDIES

15.1	Events of Default By Tenant.

The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:

15.1.1	Failure to Pay Rent.

The failure by Tenant to pay Base Rent or make any other payment required to be made by Tenant hereunder within three (3) days of receiving written notice of delinquency from Landlord. Any payment of Base Rent or any other payment required to be made by Tenant that is not paid as and when due under the terms of this Lease shall be required to be paid by hand delivery to the on-site property management office. Landlord’s acceptance of any partial payment of Base Rent or any other payments made by Tenant hereunder shall not constitute a waiver of any of Landlord’s rights, including the right to recover possession base on a properly served default notice.

15.1.2	Abandonment.

The abandonment of the Premises by Tenant for fourteen (14) consecutive days without the payment of Rent.

15.1.3	Failure to Perform.

The failure by Tenant to observe or perform any other provision of this Lease to be observed or performed by Tenant, other than those described in Sections 15.1.1 and 15.1.2 above, if such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that it cannot be cured within the thirty (30) day period, no default shall exist if Tenant commences the curing of the default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. The thirty (30) day notice described herein shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure or any other law now or hereafter in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding.

15.1.4	Bankruptcy.

The making by Tenant or its Guarantor of any general assignment for the benefit of creditors, the filing by or against Tenant or its Guarantor of a petition under any federal or state bankruptcy or insolvency laws (unless, in the case of a petition filed against Tenant or its Guarantor the same is dismissed within thirty (30) days after filing); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets at the Premises or Tenant’s interest in this Lease or the Premises, when possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease or the Premises, if such seizure is not discharged within thirty (30) days.

15.1.5	Misstatement.

Any material misrepresentation herein, or material misrepresentation or omission in any financial statements provided by Tenant or any Guarantor in connection with negotiating or entering into this Lease or in connection with any Transfer under Section 14.1.

15.2	Landlord’s Right To Terminate Upon Tenant Default.

In the event of any material default by Tenant as provided in Section 15.1 above, Landlord shall have, to the extent permitted by California Law, the right to terminate this Lease and recover possession of the Premises by giving written notice to Tenant of Landlord’s election to terminate this Lease, in which event Landlord shall be entitled to receive from Tenant: (a) the worth at the time of award of any unpaid

Rent which had been earned at the time of such on award; plus (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and (e) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in subsections (a) and (b) above, “worth at the time of award” shall be computed by allowing interest on such amounts at the then highest lawful rate of interest, but in no event to exceed one percent (1%) per annum plus the rate established by the Federal Reserve Bank of San Francisco on advances made to banks under Sections 13 and 13a of the Reserve Act (“discount rate”) prevailing at the time of award. As used in subsection (c) above, “worth at the time of award” shall be computed by discounting such amount by (x) the discount rate of the Federal Reserve Bank of San Francisco prevailing at the time of award plus (y) one percent (1%).

15.3	Mitigation of Damages.

If Landlord terminates this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate Landlord’s damages except to the extent required by applicable law. If Landlord has not terminated this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate under any circumstances and may permit the Premises to remain vacant or abandoned. If Landlord is required to mitigate damages as provided herein: (a) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building, (b) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any other portions of the Building or other projects owned by Landlord or its affiliates in the same geographic area, before re-letting the Premises or any portion of the Premises, and (c) any failure to mitigate as described herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder by the reasonable rental value of the Premises during such period.

15.4	Landlord’s Right to Continue Lease Upon Tenant Default.

In the event of a default of this Lease by Tenant, and if Landlord does not elect to terminate this Lease as provided in Section 15.2 above, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease or at law or in equity. Without limiting the foregoing, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s default and recover Rent as it becomes due, if Tenant has the right to Transfer, subject only to reasonable limitations). In the event Landlord re-lets the Premises, to the fullest extent permitted by law, the proceeds of any re–letting shall be applied first to pay to Landlord all costs and expenses of such re–letting (including without limitation, costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, including expenses for redecoration, alterations and other costs in connection with preparing the Premises for the new tenant, and if Landlord shall maintain and operate the Premises, the costs thereof) and receivers’ fees incurred in connection with the appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease and any necessary or reasonable alterations; and second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may be due and payable, and the remainder shall promptly be returned to Tenant.

15.5	Right of Landlord to Perform.

All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, Landlord may, but shall not be obligated to, make any payment or perform any such other act on Tenant’s part to be made or performed, without waiving or releasing Tenant of its obligations under this Lease. Any sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the lesser of the maximum rate permitted by law if any or twelve percent (12%) per annum from the date of such payment, shall be payable to Landlord as additional rent on demand and Landlord shall have the same rights and remedies in the event of nonpayment as in the case of default by Tenant in the payment of Rent.

15.6	Non-Waiver.

Nothing in this Article shall be deemed to affect Landlord’s rights to indemnification for liability or liabilities arising prior to termination of this Lease or Tenant’s right to possession for personal injury or property damages under the indemnification clause or clauses contained in this Lease. No acceptance by

Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in the Lease provided. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

15.7	Cumulative Remedies.

The specific remedies to which Landlord may resort under the terms of the Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of the Lease. In addition to the other remedies provided in the Lease, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of the Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

15.8	Default by Landlord.

Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease only if such failure shall continue for a period of thirty (30) days (or if the cure reasonably takes more than thirty (30) days, and Landlord commences to undertake the cure within the thirty (30) day period, then the additional time, if any, which is reasonably necessary to promptly and diligently cure the failure) after Landlord receives written notice from Tenant specifying the default. The notice shall give in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligation(s). If Landlord shall default in the performance of any of its obligations under this Lease (after notice and opportunity to cure as provided herein), Tenant may pursue any remedies available to it under the law and this Lease, except that in no event shall Landlord be liable for punitive damages, lost profits, business interruption, speculative, consequential or other such damages. In recognition that Landlord must receive timely payments of Rent and operate the Building, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent, except as specifically set forth in this Lease.

ARTICLE XVI – ATTORNEY’S FEES; INDEMNIFICATION

16.1	Attorneys’ Fees.

If either Landlord or Tenant shall commence any action or other proceeding against the other arising out of, or relating to, this Lease or the Premises, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its actual attorneys’ fees irrespective of whether or not the action or other proceeding is prosecuted to judgment and irrespective of any court schedule of reasonable attorneys’ fees. In addition, Tenant shall reimburse Landlord, upon demand, for all reasonable attorneys’ fees incurred in collecting Rent or otherwise seeking interpretation of this Lease or enforcement against Tenant, its sublessees and assigns, of Tenant’s obligations under this Lease.

16.2	Indemnification.

Should Landlord be made a party to any litigation instituted by Tenant against a party other than Landlord, or by a third party against Tenant, Tenant shall indemnify, hold harmless and defend Landlord from any and all loss, cost, liability, damage or expense incurred by Landlord, including attorneys’ fees, in connection with the litigation.

ARTICLE XVII – SUBORDINATION AND ATTORNMENT

17.1	Subordination.

This Lease, and the rights of Tenant hereunder, are and shall be subject and subordinate to the interests of (i) all present and future ground leases and master leases of all or any part of the Building; (ii) present and future mortgages and deeds of trust encumbering all or any part of the Building; (iii) all past and future advances made under any such mortgages or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust; provided, however, that any lessor under any such ground lease or master lease or any mortgagee or beneficiary under any such mortgage or deed of trust (any such lessor, mortgagee or beneficiary is hereinafter referred to as a “Mortgagee”) shall have the right to elect, by written notice given to Tenant, to have this Lease made superior in whole or in part to any such ground lease, master lease, mortgage or deed of trust (or subject and subordinate to such ground lease, master lease, mortgage or deed of trust but superior to any junior mortgage or junior deed of trust). Upon demand, Tenant shall execute, acknowledge and deliver any instruments reasonably requested by Landlord or any such Mortgagee to effect the purposes of this Section 17.1. Such instruments may contain, among other things, provisions to the effect that such Mortgagee (hereafter, for the purposes of this Section 17.1, a “Successor Landlord”) shall (a) not be liable for any act or omission of Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease; (b) not be subject to any offsets or defenses which Tenant might have been able to assert against Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease; (c) not be liable for the return of any security deposit under the Lease unless the same shall have actually been deposited with such Successor Landlord; (d) be entitled to receive notice of any Landlord default under this Lease plus a reasonable opportunity to cure such default prior to Tenant having any right or ability to terminate this Lease as a result of such Landlord default; (e) not be bound by any rent or additional rent which Tenant might have paid for more than the current month to Landlord; (f) not be bound by any amendment or modification of the Lease or any cancellation of the same made without Successor Landlord’s prior written consent; (g) not be bound by any obligation to make any payment to Tenant which was required to be made prior to the time such Successor Landlord succeeded to Landlord’s interest, and (h) not be bound by any obligation under the Lease to perform any work or to make any improvements to the demised Premises. Any obligations of any Successor Landlord under its respective lease shall be non-recourse as to any assets of such Successor Landlord other than its interest in the Building and its related improvements. Not withstanding the foregoing, Tenant’s Subordination shall only be effective as to the extent that the future Mortgagee agrees that this Lease shall survive the termination of the Mortgagee’s interest by lapse of time, foreclosure or otherwise so long as Tenant is not in default under this Lease.

17.2	Attornment.

If the interests of Landlord under the Lease shall be transferred to any superior Mortgagee or Successor Landlord or other purchaser or person taking title to the Building by reason of the termination of any superior lease or the foreclosure of any superior mortgage or deed of trust, and so long as such Successor Landlord or Mortgagee agrees not to disturb Tenant’s possession of the Premises under this Lease, Tenant shall be bound to such Successor Landlord under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if Successor Landlord were the landlord under the Lease, and Tenant shall attorn to and recognize as Tenant’s landlord under this Lease such Successor Landlord, as its landlord, said attornment to be effective and self-operative without the execution of any further instruments upon Successor Landlord’s succeeding to the interest of Landlord under the Lease. Tenant acknowledges that Landlord is (a) the assignee of the lessor’s interest in that certain Ground Lease dated June 11, 1963 (“Existing Ground Lease”) for the land underlying the Building, and (b) the assignee of the lessee’s interest in the Ground Lease. Upon expiration or termination of the Existing Ground Lease, Tenant will attorn to and continue to recognize Landlord as the landlord under this Lease. Tenant shall, upon demand, execute any documents reasonably requested by any such person to evidence the attornment described in this Section 17.2. Concurrently, upon written request from Tenant, and provided Tenant is not in default under this Lease, Landlord agrees to use diligent, commercially reasonable efforts to obtain a Non-Disturbance Agreement from the Successor Landlord, ground lessor or master lessor (if different from Landlord), or any Mortgagee. Such Non-Disturbance Agreement may be embodied in the Mortgagee’s customary form of Subordination and Non-Disturbance Agreement. If, after exerting diligent, commercially reasonable efforts, Landlord is unable to obtain a Non-Disturbance Agreement from any such Mortgagee, Landlord shall have no further obligation to Tenant with respect thereto.

17.3	Mortgagee Protection.

Tenant agrees to give any Mortgagee, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagee (hereafter the “Notified Party”). Tenant further agrees that if Landlord shall have failed to cure such default within twenty (20) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such twenty (20) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Notified Party shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if the Notified Party has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default). Until the time allowed, as aforesaid, for the Notified Party to cure such default has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of Landlord’s default.

ARTICLE XVIII – MISCELLANEOUS

18.1	Quiet Enjoyment.

Provided that Tenant performs all of its obligations hereunder, Tenant shall have and peaceably enjoy the Premises during the Lease Term free of claims by or through Landlord, subject to all of the terms and conditions contained in this Lease.

18.2	Rules and Regulations.

The Rules and Regulations attached hereto as Exhibit C are hereby incorporated by reference herein and made a part hereof. Tenant shall abide by, and faithfully observe and comply with the Rules and Regulations and any reasonable and non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and/or cleanliness of the Premises and/or the Building. Landlord shall enforce the Rules and Regulations in a non-discriminatory manner, but will not be liable to Tenant for any violation of rules or regulations by any other tenant or occupant of the Building.

18.3	Estoppel Certificates.

Tenant agrees at any time and from time to time, upon not less than twenty (20) days’ prior written notice from Landlord, to execute, acknowledge and deliver to Landlord a statement in writing addressed and certifying to Landlord, to any current or prospective Mortgagee or any assignee thereof, to any prospective purchaser of the land, improvements or both comprising the Building, and to any other party designated by Landlord, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that Tenant has accepted possession of the Premises, which are acceptable in all respects, and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant (or if such improvements have not been completed to the satisfaction of Tenant, stating in what way the improvements are unsatisfactory under the terms of this Lease or the Work Letter Agreement); that Tenant is in full occupancy of the Premises; that no rent has been paid more than thirty (30) days in advance; that the first month’s Base Rent has been paid; that Tenant is entitled to no free rent or other concessions except as stated in this Lease; that Tenant has not been notified of any previous assignment of Landlord’s or any predecessor landlord’s interest under this Lease; the dates to which Base Rent, additional rental and other charges have been paid; that Tenant, as of the date of such certificate, has no charge, lien or claim of setoff under this Lease or otherwise against Base Rent, additional rental or other charges due or to become due under this Lease (or if Tenant asserts a charge, lien or claim of setoff under this Lease, then Tenant will specify the amount sought pursuant to which such charge, lien or claim of setoff is being sought); that Landlord is not in default in performance of any covenant, agreement or condition contained in this Lease; or any other matter relating to this Lease or the Premises or, if so, specifying each such default. If there is a Guaranty under this Lease, said Guarantor shall confirm the validity of the Guaranty by joining in the execution of the Estoppel Certificate or other documents so requested by Landlord or Mortgagee. In addition, in the event that such certificate is being given to any Mortgagee, such statement may contain any other provisions customarily required by such Mortgagee including, without limitations an agreement on the part of Tenant to furnish to such Mortgagee, written notice of any Landlord default and a reasonable opportunity for such Mortgagee to cure such default prior to Tenant being able to terminate this Lease. Any such statement delivered pursuant to this Section may be relied upon by Landlord or any Mortgagee, or prospective purchaser to whom it is addressed and such statement, if required by its addressee, may so specifically state. If Tenant does not execute, acknowledge and deliver to Landlord the statement as and when required herein, Landlord is hereby granted an irrevocable power-of-attorney, coupled with an interest, to execute such statement on Tenant’s behalf, which statement shall be binding on Tenant to the same extent as if executed by Tenant.

18.4	Entry by Landlord.

Landlord may enter the Premises at reasonable times and frequency to: inspect the same; exhibit the same to prospective purchasers, Mortgagees or tenants; determine whether Tenant is complying with all of its obligations under this Lease; supply janitorial and other services to be provided by Landlord to Tenant under this Lease; post notices of non-responsibility; and make repairs or improvements in or to the Building or the Premises; provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Tenant hereby waives any claim for damages for any injury or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry, unless caused by the negligence or willful misconduct of Landlord. Landlord at all times shall have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated by Tenant in writing in advance), and Landlord shall have the right to use any and all means by which Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, or otherwise, shall not under any circumstances be or construed to be a forcible or unlawful entry into or a detainer of the

Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not act as a termination of Tenant’s duties under this Lease. If Landlord shall be required to obtain entry by means other than a key provided by Tenant, the cost of such entry shall be payable by Tenant to Landlord as additional rent.

18.5	Landlord’s Lease Undertakings.

Notwithstanding anything to the contrary contained in this Lease or in any exhibits, Riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or otherwise arising out of Tenant’s use of the Premises or the Building (collectively, “Landlord’s Lease Undertaking”) shall extend only to Landlord’s interest in the real estate of which the Premises demised under the Lease Documents are a part (“Landlord’s Real Estate”) and not to any other assets of Landlord or its beneficiaries; and (b) no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, OTR, an Ohio general partnership, Seagate Properties, Inc., or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives. Tenant acknowledges that this Lease is executed by certain general partners of OTR, not individually but solely on behalf of, and as the authorized nominee and agent for, the State Teachers Retirement Board of Ohio, and Tenant and all persons dealing with Landlord waive any right to bring a cause of action against the individuals executing this Lease on behalf of Landlord and must look solely to the Landlord’s Real Estate for the enforcement of any claim against Landlord.

18.6	Transfer of Landlord’s Interest.

In the event of any transfer of Landlord’s interest in the Building, Landlord shall be automatically freed and relieved from all applicable liability with respect to performance of any covenant or obligation on the part of Landlord under this Lease occurring after the date of such transfer, provided any deposits or advance rents held by Landlord are turned over to the grantee and said grantee expressly assumes, subject to the limitations of this Lease, all the terms, covenants and conditions of this Lease to be performed on the part of Landlord, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to all the provisions of this Lease, be binding on Landlord, its successors and assigns, only during their respective periods of ownership.

18.7	Holdover.

If Tenant holds possession of the Premises after the expiration or termination of the Lease Term, by lapse of time or otherwise, Tenant shall become a tenant at sufferance upon all of the terms contained herein, except as to Lease Term and Rent. During such holdover period, Tenant shall pay to Landlord a monthly rental equivalent to one hundred fifty percent (150%) of the Rent payable by Tenant to Landlord with respect to the last month of the Lease Term. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Without limiting the foregoing, Tenant hereby agrees to indemnify, defend and hold harmless Landlord, its beneficiary, and their respective agents, contractors and employees, from and against any and all claims, liabilities, actions, losses, damages (including without limitation, direct, indirect, incidental and consequential) and expenses (including, without limitation, court costs and reasonable attorneys’ fees) asserted against or sustained by any such party and arising from or by reason of such retention of possession, which obligations shall survive the expiration or termination of the Lease Term.

18.8	Notices.

All notices which Landlord or Tenant may be required, or may desire, to serve on the other may be served, as an alternative to personal service, by mailing the same by registered or certified mail, postage prepaid return receipt requested, or by Federal Express or other nationally recognized courier service, addressed to Landlord at the address for Landlord get forth in Section 1.14 above and to Tenant at the address for Tenant set forth in Section 1.15 above, or, from and after the Commencement Date, to Tenant at the Premises whether or not Tenant has departed from, abandoned or vacated the Premises, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing. Any notice shall be deemed to have been served at the time it was received.

18.9	Brokers.

The parties recognize as the broker(s) who procured this Lease the firm(s) specified in Section 1.16 and agree that Landlord shall be solely responsible for the payment of any brokerage commissions to said broker(s), and that Tenant shall have no responsibility therefor unless written provision to the contrary has been made a part of this Lease. If Tenant has dealt with any other person or real estate broker in respect to leasing, subleasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

18.10	Communications and Computer Lines.

Tenant may, in a manner consistent with the provisions and requirements of this Lease, install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent, which consent may be conditioned as required by Landlord, (b) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, and (c) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines which are installed in violation of these provisions.

18.10.1	New Lines.

Landlord may (but shall not have the obligation to): (a) install new Lines at the Property, and (b) create additional space for Lines at the Property, and adopt reasonable and uniform rules and regulations with respect to the Lines.

18.10.2	Line Problems.

Notwithstanding anything to the contrary contained in this Lease, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises. Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent arising from the intentional or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following, (collectively called “Line Problems”): (a) any eavesdropping or wire-tapping by unauthorized parties, (b) any failure of any Lines to satisfy Tenant’s requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

18.10.3	Removal of Electrical and Telecommunication Wires, Lines and Equipment.

(i) Landlord May Elect to Either Remove or Keep Wires.

Within ten (10) days after the expiration or sooner termination of the Lease, Landlord may elect (“Election Right”) by written notice to Tenant to:

(a) Retain any or all wiring, cables, riser, and similar installations appurtenant thereto installed by Tenant in the risers of the Building (“Wiring”);

(b) Remove any or all such Wiring and restore the Premises and risers to their condition prior to the installation of the Wiring (“Wiring Restoration Work”). Landlord shall perform such Wire Restoration Work at Tenant’s sole cost and expense; or

(c) Require Tenant to perform the Wire Restoration Work at Tenant’s sole cost and expense.

(ii) Survival.

The provisions of this Clause shall survive the expiration or sooner termination of the Lease.

(iii) Condition of Wiring.

In the event Landlord elects to retain the Wiring (pursuant to Paragraph (i)(a) hereof), Tenant covenants that:

(a) Tenant shall be the sole owner of such Wiring, that Tenant shall have the right to surrender such Wiring, and that such Wiring shall be free of all liens and encumbrances; and

(b) All Wiring shall be left in good condition.

(iv) Landlord Can Apply Security Deposit.

In the event Tenant fails or refuses to pay all costs of the Wiring Restoration Work within fifteen (15) days of Tenant’s receipt of Landlord’s notice requesting Tenant’s reimbursement for or payment of such costs, Landlord may apply all or any portion of Tenant’s Security Deposit toward the payment of such unpaid costs relative to the Wiring Restoration Work.

(v) No Limit on Right to Sue.

The retention or application of such Security Deposit by Landlord pursuant to this Clause does not constitute a limitation on or waiver of Landlord’s right to seek further remedy under law or equity.

18.11	Entire Agreement.

This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.

18.12	Amendments.

This Lease shall not be amended, changed or modified in any way unless in writing executed by Landlord and Tenant. Landlord shall not have waived or released any of its rights hereunder unless in writing and executed by Landlord.

18.13	Successors.

Subject to the limitations expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind and benefit the successors and assigns of the parties hereto.

18.14	Force Majeure.

Landlord shall incur no liability to Tenant with respect to, and shall not be responsible for any failure to perform, any of Landlord’s obligations hereunder if such failure is caused by any reason beyond the control of Landlord including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services. The amount of time for Landlord to perform any of Landlord’s obligations shall be extended by the amount of time Landlord is delayed in performing such obligation by reason of any event of force majeure occurrence whether similar to or different from the foregoing types of occurrences. Notwithstanding the above, if Landlord fails to perform any of its obligations under the Lease pursuant to any event of force majeure, and if such failure renders the Premises substantially unusable for Tenant’s purposes, then Tenant may abate its obligations to pay rent until such time as Landlord has cured such failure.

18.15	Survival of Obligations.

Any obligations of Tenant accruing prior to the expiration of the Lease shall survive the expiration or earlier termination of the Lease, and Tenant shall promptly perform all such obligations whether or not this Lease has expired or been terminated.

18.16	Light and Air.

No diminution or shutting off of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.

18.17	Governing Law.

This Lease shall be governed by, and construed in accordance with, the laws of the State of California.

18.18	Severability.

In the event any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

18.19	Captions.

All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the plain meaning of its terms, and the intent of the parties.

18.20	Interpretation.

Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.

18.21	Independent Covenants.

Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of the Lease.

18.22	Number and Gender.

All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.

18.23	Time is of the Essence.

Time is of the essence of this Lease and the performance of all obligations hereunder.

18.24	Joint and Several Liability.

If Tenant comprises more than one person or entity, or if this Lease is guaranteed by any party, all such persons shall be jointly and severally liable for payment of rents and the performance of Tenant’s obligations hereunder.

18.25	Exhibits.

Exhibits A (Floor Plan), B (Work Letter Agreement), C (Rules and Regulations), D (Intentionally Deleted), and E (Tenant Acceptance Letter), and are incorporated into this Lease by reference and made a part hereof.

18.26	Offer to Lease.

The submission of this Lease to Tenant or its broker or other agent, does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force and effect until (a) it is executed and delivered by Tenant to Landlord, and (b) it is fully reviewed, executed and delivered by Landlord to Tenant; provided, however, that upon execution of this Lease by Tenant and delivery to Landlord, such execution and delivery by Tenant shall, in consideration of the time and expense incurred by Landlord in reviewing the Lease and Tenant’s credit, constitute an offer by Tenant to Lease the Premises upon the terms and conditions set forth herein (which offer to Lease shall be irrevocable for fifteen (15) business days following the date of delivery).

18.27	No Counterclaim; Choice of Laws.

Landlord and Tenant agree that the laws of the State of California shall govern and that venue for any action between Landlord and Tenant shall be proper if brought in the City and County of San Francisco. LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH THIS LEASE OR THE PREMISES. If commences any unlawful detainer action or dispossessory proceedings, Tenant agrees not to consolidate such action or proceeding with any other proceeding, and waives any right to assert any counterclaim in such action or proceeding.

18.28	Rights Reserved by Landlord.

Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (a) to change the name or street address of the Building; (b) to install, affix and maintain all signs on the exterior and/or interior of the Building; (c) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises and, notwithstanding the provisions of Article IX, the design, arrangement, style, color and general appearance of the portion of the Premises visible from the exterior, and contents thereof, including, without limitation, furniture, fixtures, equipment, art work, wall coverings, carpet and decorations, and all changes, additions and removals thereto, shall, at all times have the appearance of Premises having the same type of exposure and used for substantially the same purposes that are generally prevailing in comparable office buildings in the area; (d) to change the location or any other tenant, the arrangement, size, character, use or location of entrances or passageways, doors, doorways, corridors, elevators, escalators, stairs, landscaping, toilets or any other part of the

Building, or to change common area to tenant space and tenant space to common area; (e) to grant any party the exclusive right to conduct any business or render any service in the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted under this Lease; (f) to prohibit the placement of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant’s employees; (g) to prohibit the placement of video or other electronic games in the Premises; (h) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises according to the rules of the United States Post Office and to discontinue any mail chute business in the Building; (i) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such rules and regulations as Landlord prescribes for security purposes; (j) to install, operate and maintain security systems which monitor, by close circuit television or otherwise, all persons entering or exiting the Building; (k) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building; and (l) to retain at all times master keys or pass keys to the Premises. None of the foregoing shall result in any liability of Landlord to Tenant.

18.29	Asbestos.

Tenant acknowledges that it has been expressly disclosed to Tenant by Landlord’s Managing Agent that the Building and the Premises contain asbestos containing materials (“ACM”). The acknowledgment by Tenant of the ACM does not in any manner impose any liability or responsibility on Tenant for removal, treatment, or abatement of such ACM or any responsibility whatsoever regarding such ACM provided, however, that Tenant shall comply with all applicable laws and regulations in connection with any work in the Premises including, but not limited to, work which requires entry into the ceiling.

18.30	ADR Process.

If Landlord and Tenant are unable for any reason to timely agree on (i) the Prevailing Rental Rate referenced in Section 3.2.1, if applicable, or (ii) the correction of alleged errors in Landlord’s Statement as provided in Section 4.4. or (iii) the amount of Base Rent to be abated if an interruption of services or utilities occurs as described in Section 7.2 or an impairment to the Premises occurs due to Landlord’s failure to maintain or repair as described in Section 8.2 (collectively, “Specified Disputes”), then Landlord and Tenant agree that all Specified Disputes shall be resolved pursuant to the neutral binding alternative dispute resolution process (“ADR Process”) described below. Landlord and Tenant (acting together or individually) shall submit a notice of a Specified Dispute (“Notice of Dispute”) to JAMS (defined below) which Notice sets forth the details of the dispute and requests JAMS to implement the ADR Process set forth below.

18.30.1	ADR Process.

The Notice of Dispute shall be delivered to the San Francisco office of Judicial Arbitration and Mediation Service (“JAMS”) for binding resolution pursuant to the ADR Process. The ADR Process shall be conducted according to the following procedure:

(i) The ADR Process shall be conducted in San Francisco, California.

(ii) JAMS shall promptly select a single retired California Superior Court Judge to be the hearing officer (“Hearing Officer”). The Hearing Officer shall not have any actual or perceived conflict of interest with Landlord or Tenant, any affiliate or subsidiary or their respective counsel and absent any conflict, neither Landlord or Tenant shall have the right to object to the Hearing Officer. The Hearing Officer shall have extensive and recent civil trial experience and shall not have been primarily a criminal courts judge during his/her career. The first hearing day shall be scheduled not later than thirty (30) calendar days following appointment of the Hearing Officer and the hearing process shall be concluded within thirty (30) calendar days from commencement.

(iii) The Hearing Officer shall preside over the ADR Process, shall accept relevant evidence, and may (in her/her discretion) hear live testimony of the parties and their expert and other witnesses, examine and cross-examine the parties and their witnesses, allow counsel to examine and cross-examine witnesses, hear arguments of counsel, and otherwise conduct and control a hearing as if he/she were sitting as a California Superior Court Judge without a jury. At the conclusion of the hearing, the Hearing Officer shall orally announce a tentative decision as to the disagreement(s) which form the basis of the Specified Dispute(s). In announcing the tentative decision and in rendering the Final Award (defined below), the Hearing Officer shall be required to follow California law in the interpretation of any document or agreement (including this Lease), in admitting evidence and in fashioning a remedy. The Hearing Officer shall not have the power or authority to award any amount in the nature or character of punitive or exemplary damages, but shall have the power to issue an award for compensatory damages based on breach or default of the Lease, shall have the power to issue injunctive or other equitable relief where appropriate, shall have the power to issue a judgment for unlawful detainer of the Premises, and shall have the power to issue an award for attorneys’ fees and costs as allowed by this Lease.

(iv) Within ten (10) calendar days following conclusion of the oral hearing, the Hearing Officer shall prepare and deliver to each of the parties a written decision, accompanied by a statement of facts, law, underlying reasons and conclusions necessary to fully explain his/her decision (“Final Award”). If the Final Award requires payment by one party of any amount of money to the other party, the Hearing Officer shall require that payment be made within thirty (30) calendar days following issuance of the Final Award, and, if payment is not timely made, the Final Award shall provide the party to whom payment is due with the right but not the obligation to seek immediate enforcement of the Final Award by a court of competent jurisdiction.

(v) The Final Award shall be binding on each party to the dispute, shall be admissible in any court of law for any purpose reasonably related thereto (including, but not limited to, for the purpose of determining whether or not a breach or default under the Lease has occurred), and either party may petition the California Superior Court to enter the Final Award as the final judgement and award of the court and/or to enforce enforcement of a Final Award.

(vi) Each party shall pay one-half of the fees and costs for JAMS and the Hearing Officer. If advance payment or deposit is required prior to commencement of the ADR Process, each party to the dispute hereby represents and warrants that it will timely pay and deposit said amount. The failure to timely pay any amounts requested by the Hearing Officer or JAMS shall constitute an immediate and material event of default and if said amounts are not timely paid following receipt of a five (5) business day notice and demand to pay, the Hearing Officer shall be required (without the taking of any evidence or testimony) to issue a Final Award in favor of the party to the dispute timely paying its fees, on the terms and conditions requested by said party, which shall be final and binding.

18.31	Miscellaneous: Signage.

Upon move-in, Tenant shall receive from Landlord at Landlord’s cost:

(1) One (1) suite sign insert which includes insert and one (1) line of verbiage

(2) One (1) elevator lobby strip

(3) One (1) main lobby strip for each seven hundred fifty (750) square feet leased

(4) Ten (10) suite keys and ten (10) restroom guest keys

All signage shall be in accordance with Building Standard signage specification and is subject to Landlord’s prior approval. Additional signage and keys may be purchased through Seagate Properties, Inc.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:	TENANT:

OTR, an OHIO GENERAL PARTNERSHIP, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio	DAILY JOURNAL CORPORATION, a SOUTH CAROLINA CORPORATION

By:	/s/ MATT BULANICH	By:	/s/ GERALD L. SALZMAN

Its:	Director of Real Estate	Its:	President

Date:	December 15, 2003	Date:	December 15, 2003